Exhibit 99.1

Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports Improved First Quarter 2005 Results

New York, NY, May 9, 2005 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its first quarter ended March 31, 2005.

First Quarter Financial Highlights

•	Revenue for the 2005 first quarter was $33.6 million, a 20% increase from the $27.9 million recorded in the first quarter of 2004.

•

In the 2005 first quarter, the Company reported net loss attributed to common stockholders of ($340,000), or ($0.01) per share, as compared to a net loss of ($706,000), or ($0.03) per share, in the 2004 first quarter.

“We made good progress in Q1,” said John Katzman, Chief Executive Officer of The Princeton Review.  “Test Prep grew across the board, which includes nearly every retail classroom course.  K-12 continued its fine work, expanding relationships with Philadelphia and Los Angeles, and landing a sizeable assessment RFP with the State of Tennessee.  Admissions Services’ new lead generation business recognized over $350,000 of fees in the first quarter of 2005.  We’re hopeful the next few quarters’ results will further reflect some of the progress in that business.”

Test Preparation Services

The Test Prep Division achieved very nice growth this quarter.  Revenue increased 22% to $22.9 million, and student starts were up 19% over the 2004 first quarter.  In addition, gross margins rebounded to 69% from 62% in Q4 2004, driven by increases in enrollment and average class size.

The positive results extended across all areas within the division.  SAT spring course enrollment grew approximately 45% over the prior year, as students opted for a trusted source to prepare for a new version of the test.  The Company’s new Hyperlearning LSAT course is now meeting with great success, and spring enrollment is ahead of last year. Tutoring and institutional sales came in solidly ahead of plan, and the Company continued to gain traction in its SES business.

K-12 Services

K-12 Services continued to show excellent growth.  Revenue was $7.9 million, a 26% increase over Q1 of 2004.

The division expanded its relationship with Philadelphia.  Los Angeles expanded its use of the Company’s extended day materials in its “Beyond the Bell” intervention program.  The division also began planning its work with the State of Tennessee, which selected the Company to provide a five-year statewide online formative assessment program for approximately 500,000 students in grades K through 8. The division’s intervention and assessment offerings continue to gain attention from educators across the country, which should enable it to maintain a steady pace of growth this year.

Admissions Services

Revenue in Admissions Services was $2.8 million, flat versus the first quarter of 2004.

The division made considerable progress in executing its performance-based marketing services strategy.  The first two phases of the website redesign have been completed; the new site features greater personalization and functionality for both students and higher education institutions, and early user metrics are promising.  Further, the division currently has approximately 250 lead generation customers compared to 5 at the end of the first quarter of 2004.

Management Update

During the quarter, the Company announced two management appointments.  First, Rob Cohen was appointed Executive Vice President and Interim General Manager of the K-12 Services Division.  This comes in the wake of the unexpected death of Tim Conroy, the former Executive Vice President of that division.  Rob was previously head of the K-12 Services Division, and most recently served as Executive Vice President, Strategic Development, a position he will continue to hold during this interim period.

Additionally, the Company named John J. Stuppy, Ph.D. to the newly-created position of Chief Information Officer.  Dr. Stuppy, who brings more than 25 years of management and technology experience, will oversee all technology initiatives, and be responsible for supporting The Princeton Review’s continuing role as a leader in the field of education services.

Sarbanes-Oxley Act Section 404 Update

Upon completion of its assessment of internal control over financial reporting required by Section 404 of Sarbanes-Oxley, the Company identified and reported in its Form 10-K/A, filed on May 2, 2005, three material weaknesses in internal control.  Given these material weaknesses, the Company anticipates that professional fees related to remediation and Sarbanes-Oxley compliance in general will continue to be significant in 2005, with at least $1 million in such fees anticipated in the second half of 2005.

The Princeton Review will review its first quarter 2005 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (913) 981-5542 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 3447408, through May 12, 2005.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s filings with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,

	2005	2004

	(unaudited)
Revenue
Test Preparation Services	$22,885	$18,830
K-12 Services	7,919	6,283
Admissions Services	2,794	2,834

Total revenue	33,598	27,947

Cost of revenue
Test Preparation Services	7,037	5,820
K-12 Services	4,245	3,664
Admissions Services	861	596

Total cost of revenue	12,143	10,080

Gross profit	21,455	17,867

Operating expenses	21,265	19,003

Income (loss) from operations	190	(1,136)

Interest expense	(309)	(115)
Other income	41	34
Equity in the loss of affiliate	(67)	—

Loss before benefit from income taxes	(145)	(1,217)
Benefit from income taxes	—	511

Net loss	(145)	(706)
Dividends and accretion on Series B-1 Preferred Stock	(195)	—

Net loss attributed to common stockholders	$(340)	$(706)

Net loss per share - basic and diluted	$(0.01)	$(0.03)

Weighted average shares used in computing loss per share	27,570	27,391

Balance Sheet Data
(in thousands)

	March 31, 2005	December 31, 2004

	(unaudited)
Cash and cash equivalents	$11,522	$19,197
Total assets	101,394	107,641
Long-term debt, net of current portion	4,042	4,213
Stockholders’ equity	54,859	55,197